First Amendment

to the

Distribution Agreement

Between Capitol Series Trust

and

Unified Financial Securities, Inc.

This first amendment (“Amendment”) to the Distribution Agreement dated as of October 1, 2017 (“Agreement”) is made by and among Capitol Series Trust, Fuller & Thaler Asset Management, Inc., and Unified Financial Securities, Inc. (collectively the “Parties”).

The Parties desire to amend the Agreement according to the terms and conditions set forth in this Amendment.

In consideration of the Parties agreement to amend their obligations in the existing Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to keep, perform, and fulfill the promises, conditions, and agreements described below:

1.	The first paragraph of the Agreement is deleted and replaced with the following:

DISTRIBUTION AGREEMENT, dated January 1, 2016, by and among Capitol Series Trust, an Ohio business trust (the “Trust”), Fuller & Thaler Asset Management, Inc., a California corporation, the investment adviser to the Funds listed on Schedule A (the “Adviser”), and Unified Financial Securities, Inc., an Indiana corporation (the “Distributor”).

2.	The “WITNESSETH” section of the Agreement is deleted and replaced with the following:

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and it desires that the Distributor perform certain services for each of its series listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”); and

WHEREAS, the Distributor is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

3.	All references in the Agreement to the “Fund”, shall apply to all funds listed in Schedule A.

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4.	Schedule A is hereby added to the Agreement as follows:

SCHEDULE A

to the

Distribution Agreement

between

Capitol Series Trust

Fuller & Thaler Asset Management, Inc.

and

Unified Financial Securities, Inc.

Fund Portfolios

Fuller & Thaler Behavioral Small-Cap Equity Fund

5.	Exhibit A of the Agreement is deleted in its entirety and replaced with the following:

EXHIBIT A

DISTRIBUTION FEE SCHEDULE

1.	Fees

For the services provided under the Agreement, Distributor shall be entitled to receive an annual fee of $6,000, paid in monthly installments, from each Fund listed on Schedule A to the Agreement, and/or from the Adviser to such Fund(s). For clarification purposes, the annual fee includes Distributor’s services related to advertising compliance review including review of any Fund websites.

1.1.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Trust, a Fund and/or the Adviser agrees to pay all fees within 30 days of receipt of each invoice. Distributor retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Distributor of the Trust’s, the Fund’s or the Adviser’s default or prevent Distributor from exercising any other rights and remedies available to it.

2.	Out-Of-Pocket Expenses

In addition to the above fees, the Trust, the Funds and/or the Adviser will reimburse Distributor for certain out-of-pocket expenses incurred on the Trust’s behalf and any expenses approved by the Trust (or, with respect to the Funds, its investment adviser). All other costs in connection with the offering of the Funds will be paid by the Trust, a Fund, or the Adviser in accordance with agreements between them as permitted by applicable law.

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3.	Term

1.2.	Term. This Distribution Fee Schedule shall continue in effect for three years from the date of this Amendment, unless earlier terminated by either party as provided under the Agreement.

1.3.	Renewal Terms. Immediately following the three year term, this Fee Schedule shall renew for successive one-year periods (each a “Renewal Term”) subject to annual approval of such continuance by the Board of the Trust, including the approval of a majority of the Trustees of the Trust who are not interested persons of the Trust or of Distributor by vote cast in person at a meeting called for the purpose of voting on such approval.

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The parties duly executed this Amendment as of October 1, 2017.

	Capitol Series Trust		Unified Financial Securities, Inc.

By:	/s/ Matthew J. Miller	By:	/s/ Kurt B. Krebs
Name:	Matthew Miller	Name:	Kurt B. Krebs
Title:	President	Title:	President

Fuller & Thaler Asset Management, Inc.

By:	/s/ Ed Stubbins
Name:	Ed Stubbins
Title:	Partner

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